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| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)
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1.  Name and Address of Reporting Person*

        Nehra                        John                          M
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        (Last)                      (First)                        (Middle)

        21250 Hawthorne Blvd., Suite 800
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                                   (Street)

        Torrance                     CA                            90503
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        (City)                      (State)                           (Zip)

2.  Issuer Name and Ticker or Trading Symbol  DaVita Inc. (DVA)
                                             -----------------------------------
3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)
                --------------
4.  Statement for Month/Year   08/2002
                             ---------------------------------------------------
5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------
6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
     X  Director        Officer                 10% Owner        Other
    ---             ---                     ---              ---
                        (give title below)                       (specify below)
    ----------------------------------------------------------------
7.  Individual or Joint/Group Filing (Check Applicable Line)
     X   Form filed by One Reporting Person
    ----
         Form filed by More than One Reporting Person
    ----
Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
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Common Stock        03/31/2002    A(1)       V    217           A        $0.00                                D
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Common Stock        06/30/2002    A(2)       V    145           A        $0.00         $10,856                D
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  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security
                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)
-----------------------------------------------------------------------------------------------------------------------------
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Stock Options (Right to buy)         $25.22             04/11/2002          A(3)     V                8,000
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 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities)

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                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Securities    ficial
                                                                                (Instr.     ficially         Bene-         Owner-
                               --------------------------------------------     5)          Owned            ficially      ship
                               Date     Expira-              Amount or                      at End           Owned at      (Instr.
                               Exer-    tion         Title   Number of                      of               End of        4)
                               cisable  Date                 Shares                         Month            Month(1)
                                                                                            (Instr. 4)       (Instr. 4)
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                              04/11/    04/11/     Common    8,000                          8,000               D
                              2003(4)   2007       Stock
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Explanation of Responses:

See attached page(s)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
 * If this form is filed by more than one reporting person, see
          Instruction 4(b)(v).
** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

            /s/ John M. Nehra                   9/10/02
          -------------------------------  -----------------
          **Signature of Reporting Person        Date

          Nehra, John M.
          21250 Hawthorne Boulevard, Suite 800
          Torrance, CA 90503
          DaVita Inc. (DVA)
          08/2002

Name: Nehra, John M.                           Statement for Month/Year: 08/2002
      21250 Hawthorne Blvd., Suite 800         Issuer Name: DaVita Inc. (DVA)
      Torrance, CA 90503
--------------------------------------------------------------------------------
Note: 1 Grant of Restricted Units which will vest on March 31, 2003.

Note: 2 Grant of Restricted Units which will vest on June 30, 2003.

Note: 3 Nonqualified stock options granted under the First Amended and Restated
        1997 Equity Compensation Plan.

Note: 4 The option vests in two equal annual installments beginning on April 11, 2003.